Exhibit 10.4

FORBEARANCE AGREEMENT AND CONSENT AND WAIVER

This Forbearance Agreement and Consent and Waiver (this “Agreement”) is entered into and made effective as of October 1, 2024 (the “Effective Date”) by and between Alternus Clean Energy, Inc., a Delaware corporation (the “Company”), and ________________ (the “Investor”). The Company and the Investor may each be referred to individually as a “Party” and collectively as the “Parties.” Except as indicated otherwise, capitalized terms used herein and not defined herein shall have the meanings given to them in the April Financing Documents (as defined below).

RECITALS

A. On April 19, 2024, the Company and the Investor entered into a Securities Purchase Agreement (the “April Purchase Agreement”) pursuant to which the Company issued to the Investor (i) a Senior Convertible Note in the principal amount of $2,160,000, which was issued with an eight percent (8.0%) original issue discount (the “April Convertible Note”), (ii) a Warrant to Purchase Common Stock to purchase up to 2,411,088 shares of Common Stock (the “April Warrant”), (iii) a Registration Rights Agreement pursuant to which the Company agreed to register the resale by the Investor of the Required Registration Amount (the “April Registration Rights Agreement”), and (iv) a Voting Agreement pursuant to which certain Company stockholders agreed to vote their shares of Common Stock in favor of Stockholder Approval (the “April Voting Agreement”). The April Purchase Agreement, the April Convertible Note, the April Warrant, the April Registration Rights Agreement, and the April Voting Agreement, together with any other agreements or documents entered into in connection therewith, are collectively referred to as the “April Financing Documents”;

B. As of the Effective Date, certain Events of Defaults have occurred and are continuing pursuant to the April Convertible Note, including (i) the Company’s failure to pay to the Investor certain amounts of Principal, Interest, Make-Whole Amounts and Late Charges when and as due under the April Convertible Note, which constitutes an Event of Default pursuant to Section 4(a)(iii) of the April Convertible Note. and (ii) the Company’s failure to file the Initial Registration Statement by the Filing Deadline and to have it declared effective by the SEC by the Effectiveness Deadline, which constitutes an Event of Default pursuant to Section 4(a)(xii) of the April Convertible Note (collectively, the “Existing Events of Default”);

C. The Company has requested that the Investor forbear from exercising its rights and remedies under the April Financing Documents, solely with respect to the Existing Events of Default, and the Investor has agreed to forbear, subject to the terms and conditions set forth in this Agreement;

D. On October 1, 2024, the Company and the Investor entered into a Securities Purchase Agreement (the “October Purchase Agreement”) pursuant to which the Company issued to the Investor (i) a Senior Convertible Note in the initial principal amount of $795,455, which was issued with a twelve percent (12.0%) original issue discount (the “October Convertible Note”), (ii) a Warrant to Purchase Common Stock to purchase up to 5,319,602 shares of Common Stock (the “October Warrant”), (iii) a Registration Rights Agreement pursuant to which the Company agreed to register the resale by the Investor of the Required Registration Amount (the “October Registration Rights Agreement”), and (iv) a Voting Agreement pursuant to which certain Company stockholders agreed to vote their shares of Common Stock in favor of Stockholder Approval (the “October Voting Agreement”). The October Purchase Agreement, the October Convertible Note, the October Warrant, the October Registration Rights Agreement, and the October Voting Agreement, together with any other agreements or documents entered into in connection therewith, are collectively referred to as the “October Financing Documents” (capitalized terms used in this recital and not defined herein shall have the meanings given to them in the October Financing Documents);

E. The Company has confirmed to the Investor that it may in the future be interested in pursuing a public offering of its securities (while not providing any information to the Investor as to the proposed terms or timing of any such offering); and

F. The Company has requested that the Investor prospectively waive certain covenants and restrictions set forth in the April Financing Documents and the October Financing Documents (collectively, the “Financing Documents”) that may prevent the Company from conducting a public offering, or limit the terms upon which any such public offering may be conducted, and the Investor has agreed to provide such a waiver, subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Waiver of Existing Events of Defaults. The Investor hereby agrees to forbear from exercising its rights with respect to, and to waive, the Existing Events of Default that have occurred and are continuing pursuant to the April Financing Documents as of the Effective Date, provided that nothing in this Agreement or the Financing Documents shall be construed as a waiver of, or a consent to, any other existing or future Events of Default under the Financing Documents for which Investor shall retain all of its rights and remedies pursuant to the April Financing Documents and applicable law.

2. Deferral of Installment Amounts. The Investor hereby agrees to allow the deferral of payment of the first three Installment Amounts that are due and payable in cash following the Execution Date pursuant to the April Convertible Note (collectively, the “Deferred Installment Amounts”). The Deferred Installment Amounts shall be due in full on the date on which the next Installment Amount is payable pursuant to the April Convertible Note, provided that the deferral shall no longer apply, and the Deferred Installment Amounts shall become immediately due and payable, upon the occurrence of an Event of Default under the Financing Documents. For the avoidance of doubt, the Investor shall retain its right to elect an Installment Conversion with respect to all or any portion of the Deferred Installment Amounts.

3. Consent to Qualified Public Offering. The Investor hereby consents to the consummation of a Qualified Public Offering. For purposes of this Agreement, “Qualified Public Offering” shall mean (i) a public offering by the Company of Common Stock (or a combination of Common Stock and warrants to purchase Common Stock), (ii) that results in gross proceeds (after taking into account underwriting discounts and commissions) to the Company of at least Three Million Dollars ($3.0 million) at closing (which threshold must be met at the initial closing to the extent there are multiple closings contemplated), and (iii) that closes no later than ninety (90) calendar days following the Effective Date (the initial closing must occur by this date to the extent there are multiple closings contemplated). For the avoidance of doubt, (i) a “Qualified Public Offering” shall constitute a Subsequent Financing for purposes of the Financing Documents, and (ii) a “Qualified Public Offering” cannot be structured as a Variable Rate Transaction except as specifically provided for in Section 4 below.

4. Waiver of Restrictions. The Investor agrees to waive and not enforce its rights under (i) Section 4(j) (Additional Registration Statements), Section 4(k) (Additional Issuance of Shares), Section 4(o) (Participation Right) (subject to Investor’s rights with respect to Section 5 below), and Section 4(p) (Dilutive Issuances) of the April Purchase Agreement and the October Purchase Agreement, (ii) Section 7(c) (Subsequent Equity Sales) of the April Convertible Note and the October Convertible Note, and (iii) Section 2(c) (Adjustment Upon Issuance of Shares of Common Stock) of the April Warrant and the October Warrant, in connection with the closing of a Qualified Public Offering, provided that nothing in this Agreement or the Financing Documents shall be construed as a waiver of, and the Investor shall retain all of its rights and remedies with respect to, any other provisions set forth in the Financing Documents. In addition, the Investor agrees to waive and not enforce its rights under Section 4(n) (Variable Securities) of the April Purchase Agreement and the October Purchase Agreement, but only as it relates to the issuance of warrants to purchase Common Stock in an offering that otherwise meets all of the conditions of a Qualified Public Offering. For the avoidance of doubt, the Investor is not waiving, and retains all of its rights and remedies in respect of, (i) Section 7(b) (Holder’s Right of Adjusted Conversion Price) of the April Convertible Note and the October Purchase Agreement, and (ii) Section 2(d) (Holder’s Right of Alternative Exercise Price Following Issuance of Certain Options or Convertible Securities) of the April Warrant and the October Warrant.

5. Participation in Qualified Public Offering. Notwithstanding that Investor is waiving certain rights pursuant to Section 4(o) (Participation Right) of the April Purchase Agreement and the October Purchase Agreement, Investor shall have the right, but not the obligation, to participate in the Qualified Public Offering on the same terms and conditions as the other investors in an amount not to exceed One Million Dollars ($1,000,000), which amount may be increased with the Company’s consent (the amount of such investment, the “Participation Amount”). The Parties agree that, unless the Investor agrees otherwise, the full Participation Amount (i.e., the gross proceeds provided by the Investor in the Qualified Public Offering) shall be applied to the payment of outstanding amounts then due and payable pursuant to the April Convertible Note and/or the October Convertible Note, and the Investor shall be entitled to determine the manner in which such payment shall be applied. The Parties further agree that the Investor shall have the right to elect a Holder Optional Redemption in respect of any net proceeds raised in the Qualified Public Offering from any investors other the Investor,

6. Company Representations. This Agreement has been duly authorized by all necessary corporate action by the Company. The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder, will not (i) violate any law, regulation, or court order to which the Company is subject; or (ii) conflict with any of the Company’s organizational documents. This Agreement constitutes a valid and legally binding agreement enforceable against the Company Parties in accordance with its terms.

7. Reservation of Rights. The Company agrees that its obligations under the Financing Documents are valid and enforceable, and not subject to any setoff, deduction, claim, counterclaim, or defenses of any kind or character whatsoever. Except as set forth in this Agreement, the Investor expressly reserves all of its rights, powers, privileges and remedies under the Financing Documents.

8. Assignment; Binding Effect. This Agreement may not be transferred or assigned by the Company without the Investors prior written consent. Any unauthorized assignment shall be null and void. This Agreement shall be binding upon the Company and its successors and permitted assigns, and shall inure to the benefit of the Investor, and its successors and permitted assigns.

9. Modification; Waiver. Neither this Agreement nor any of the provisions hereof can be modified, waived, discharged or terminated, except by an instrument in writing signed by the Parties against whom enforcement of the change, waiver, discharge or termination is sought.

10. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of Delaware.

11. Severability. The invalidity of any provision of this Agreement shall not impair the validity of any other provision. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, that provision will be deemed severable, and the Agreement may be enforced with that provision severed or as modified by the court.

12. Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. In the event any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the Party executing with the same force and effect as if such signature page were an original thereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed as of the date first set forth above.

COMPANY

Alternus Clean Energy, Inc., a Delaware corporation

By:
Name:	Vincent Browne
Its:	Chief Executive Officer

INVESTOR

By:
Name:
Its:

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